Exhibit 99.1

PHI Group Signs MOU to Acquire Majority Ownership in a Baijiu (“bye-joe”) Distiller

New York, September 17, 2021 (GLOBE NEWSWIRE) — PHI Group, Inc. (www.phiglobal.com, PHIL), a diversified holding company currently engaged in PHILUX Global Funds (a group of Luxembourg bank funds), the Asia Diamond Exchange project (“ADE”) in Vietnam, mergers and acquisitions and investing in special situations, is pleased to announce that it has signed a Memorandum of Understanding (MOU) to acquire seventy percent (70%) ownership in Five Grain Treasure Spirits Co., Ltd., (“Five-Grain”) a company with over one hundred years of tradition in Jilin Province, China. This is a unique, special situation transaction that is expected to create substantial value for the Company, its shareholders and all stakeholders.

According to the MOU, PHI Group will acquire seventy percent (70%) ownership in Five-Grain and provide the additional required capital for Five-Grain to fully execute its business plan. The budget for this transaction will be one hundred million U.S. dollars (USD 100,000,000), to be paid in three tranches. The Company will complete the due diligence of Five-Grain before signing a Definitive Agreement for the consummation of this transaction, which is scheduled to close by the end of 2021. PHI Group will also set up a subsidiary under the name of “Empire Spirits, Inc.” as the special purpose vehicle for this undertaking.

Baijiu is a white spirit distilled from sorghum. It is similar to vodka but with a fragrant aroma and taste. It is currently the most consumed spirit in the world. Mainly consumed in China, it is gaining popularity in the rest of the world.

Five-Grain specializes in the production and sales of spirits and the development of proprietary spirit production processes. It also possesses a patented technology to grow red sorghum for baiju manufacturing. The patented grain produces superior yield and quality. Five-Grain is a reputable bulk alcohol supplier to some of the largest spirits companies in the world.

According to the Five-Grain development plan, once the acquisition is completed, the company will follow a three-prong growth strategy to reach 200,000,000 liters of bulk spirits per year to supply to other beverage companies and develop its own brand using proprietary manufacturing methods and preferred distribution channels. By reaching these goals, Five-Grain expects to annually generate over US$ 600 million in revenues on the success of the Company’s growth plan.

Kweichow Moutai, the largest alcohol company in the world has recently crossed the $500 billion dollar valuation mark. With a single Baijiu product, they enjoy a 50X expected revenues. Five-Grain will supply bulk spirits to them as well as other major spirits companies.

With this type of a multiple, PHI Group is confident this will bring tremendous value to all its shareholders.

Mr. Jimmy Wang, Vice President of Five-Grain, stated: “By partnering with PHI Group and having access to international capital sources, we are confident we will be able to accelerate our execution to meet our growth targets and become a major player in this sector.”

Henry Fahman, Chairman and CEO of PHI Group, concurred: “We are delighted to work with Five-Grain in this very rare opportunity to create special value for our shareholders and all other stakeholders. While continuing to fulfill major initiatives regarding our Luxembourg bank funds, the Asia Diamond Exchange, crypto technology and blockchain projects, we also are currently expanding our mergers and acquisitions activities to increase consolidated revenues and operating results for our company.”

About PHI Group, Inc.

PHI Group (www.phiglobal.com, PHIL) primarily focuses on advancing PHILUX Global Funds, a group of Luxembourg bank funds organized as “Reserved Alternative Investment Fund” (“RAIF”) (www.philux.eu), and building the Asia Diamond Exchange (“ADE”) in Vietnam. The Company also engages in mergers and acquisitions and invests in select industries and special situations that may substantially enhance shareholder value.

Safe Harbor Act and Forward-looking Statements

This news release contains “forward-looking statements” pursuant to the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995. “Forward-looking statements” describe future expectations, plans, results, or strategies and are generally preceded by words such as “may,” “future,” “plan” or “planned,” “will” or “should,” “expected,” “anticipates,” “draft,” “eventually” or “projected,” which are subject to a multitude of risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements as a result of various factors.

Contact:

PHI Group, Inc.

+1-714-793-9227

info@phiglobal.com